                         [AMERIANA BANCORP LETTERHEAD]


Contact:  Jerome J. Gassen
          President and Chief Executive Officer
          (765) 529-2230


          AMERIANA BANCORP SELLS INTEREST IN FAMILY FINANCIAL HOLDINGS


NEW CASTLE, Ind. (May 22, 2009) - Ameriana Bancorp (NASDAQ: ASBI), parent company of Ameriana Bank, SB, today announced that Ameriana Financial Services, Inc., a subsidiary of the bank, has liquidated its 16.67% interest in Family Financial Holdings, Inc. ("FFH"). FFH is the parent company of Family Financial Life Insurance Company, based in New Orleans. Proceeds from the sale totaled approximately $645,000, including a gain of approximately $192,000, which will be reported in the Company's results for the second quarter of 2009.

         Commenting on the announcement, Jerome J. Gassen, President and Chief Executive Officer of Ameriana Bancorp, said, "The decision to liquidate our interest in FFH reflects a continued focus on banking and related operations that are central to our long-term growth strategies. Capital freed by this sale will be redeployed in pursuit of more attractive opportunities that will support our increasing emphasis on commercial lending and Ameriana's expansion to new markets."

         Ameriana Bancorp is a bank holding company. Through its wholly owned subsidiary, Ameriana Bank, SB, the Company offers an extensive line of banking services and provides a range of investments and securities products through banking centers in the central Indiana area. Ameriana Bank owns Ameriana Insurance Agency, a full-service insurance agency, Ameriana Financial Services, which offers securities and insurance products through LPL Financial (Member FINRA/SIPC), and Ameriana Investment Management.

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ASBI Sells Interest in Family Financial Holdings
Page 2
May 22, 2009


         This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends, changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets, changes in real estate value and the real estate market, regulatory changes, possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the outcome of pending litigation, and market disruptions and other effects of terrorist activities. For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2008, on file with the Securities and Exchange Commission, including the section entitled "Risk Factors." The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the Securities and Exchange Commission.


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